EXHIBIT 10.1

LICENSE AGREEMENT

WHEREAS Guided Therapeutics, Inc. (“GTI”) (a Georgia corporation with the address of 5835 Peachtree Corners East, Suite D, Norcross, GA 30092) has developed a platform technology for the early detection of disease that leads to cancer, as briefly summarized below:

A. Based on GTI’s patented biophotonic technology, the products use light to painlessly detect disease at the cellular level and provide immediate, authoritative conclusions to be drawn at the time of the examination.

B. GTI’s first non-invasive cancer detection product is the LuViva® Advanced Cervical Scan device (the “Device”) and the related disposable cervical guides (the “Disposables” and, with the Device, “LuViva”). LuViva is in use in Canada, Latin America, Europe, Turkey, Asia and Africa and is under premarket application (PMA) review by the U.S. Food and Drug Administration. GTI owns the worldwide manufacturing, distribution and intellectual property (“IP”) rights to LuViva. LuViva is designed to:

(1) Determine the true likelihood of treatable cervical disease that may lead to cancer in women aged 16 years and over who have been screened for cervical cancer and have an abnormal result.

(2) Be used as a screening tool both in the developed and developing world where the Pap and/or HPV tests are not widely available.

WHEREAS GTI previously has granted exclusive distribution rights for LuViva to Shenghuo Medical, LLC (“Shenghuo”) (a Pennsylvania limited liability company with the address of 175 Strafford Ave., Wayne, PA 19087) in China, Hong Kong and Macau;

WHEREAS GTI also wishes to achieve distribution of LuViva in Taiwan, Brunei Darussalam, Cambodia, Laos, Myanmar, Philippines, Singapore, Thailand, and Vietnam, (together with China, Macau and Hong Kong, the “Territories”) and is willing to grant an exclusive license to Shenghuo to manufacture, sell and distribute LuViva in these jurisdictions, as well as global manufacturing rights elsewhere under certain circumstances;

WHEREAS Shenghuo received its Certificate of Organization on February 23, 2015 with three members, Richard Blumberg (managing member), Esq., Michael Antonoplos (managing member) and Mark Faupel, Ph.D.  Subsequent investments added three additional members.  Shenghuo currently holds the distribution rights for LuViva in China, Hong Kong and Macau, and has purchased five LuViva devices and associated disposables from Guided Therapeutics for initial regulatory and marketing efforts.

To establish commercialization in China and Ease Asia Shenghuo has established relationships with two Chinese medical device regulatory companies and has developed a strategy for gaining regulatory approval for LuViva in China.  This includes the following:

·	Investments and technical support from the family behind Xi’an International Medical Investment Co Ltd. Xi’an International Medical Investment Co Ltd is principally engaged in the medical services industry. It has a market cap of approximately ¥11.79 B. Xi’an operates its businesses primarily through the investment and management of medical stores, properties and services, including the development of large hospital systems. The Company operates its businesses mainly in Xi'an, Shaanxi province, China.

·	A working relationship with one of China’s foremost medical academic institutions, Peking University, as well as its commercial development arm, Founders Group (“FG”). FG has determined that LuViva has potential in the Chinese market and is currently performing due diligence on the LuViva technology and its market potential in Asia. Representatives from Shenghuo have met with FG in Beijing.

IT IS HEREBY AGREED AS FOLLOWS between GTI and Shenghuo:

GTI will grant an exclusive license (“License”) to Shenghuo to manufacture, sell and distribute LuViva in the Territories subject to the terms and conditions set forth herein. Shenghuo shall manufacture the Devices and Disposables in accordance with ISO 13485 for medical devices. Notwithstanding the foregoing, until Shenghuo is capable of, and has obtained certification for manufacturing the Devices and the Disposables in accordance with ISO 13485 for medical devices (the “Quality Control Trigger”), the License will not apply to the manufacture of Devices or Disposables by Shenghuo (i.e., Shenghuo may not distribute Devices or Disposables that it manufactures prior to the Quality Control Trigger but, prior to the Quality Control Trigger, Shenghuo may distribute Devices or Disposables under the License as long as such Devices or Disposables are purchased from GTI or its designee); provided that GTI cannot grant manufacturing or distribution rights in the Territories to any other party as long as the License is in effect.

1. Shenghuo’s Obligations and Rights:

A. As partial consideration for, and as a condition to, the License and to further align the strategic interests of the parties, Shenghuo shall, or shall arrange for a consortium of investors (“Consortium”) to, make an investment of US$200,000 in GTI as follows:  $32,000 of this investment occurring on or before 2 business days after this agreement are executed; another $39,000 of this investment occurring on or before 7 calendar days after the first payment; another $59,000 occurring on or before 21 calendar days after the second payment; and the remaining $70,000 occurring on or before July 31, 2016, the Effective Date. Notwithstanding anything to the contrary herein Shenghuo will not have a right to use the License until GTI has received the entire Funding of $200,000. Each payment is to be made separately and in the aggregate constitutes the “amounts owed” for purposes of section 1.A.(2) and (3) below. The investment shall be in the form of a convertible note with features as specified below (the “Note”). Shenghuo, its members, and, if applicable, all members of the Consortium, are “accredited investors” as defined by Rule 144 under the Securities Act of 1933, as amended, and shall, as a condition to the issuance of any securities issued pursuant hereto, make customary investor representations to GTI that GTI may rely upon.

(1)  $240,000 (or a pro rata amount until the entire $200,000 is not invested) to be repaid in immediately available funds upon consummation of any financing resulting in net cash proceeds to the Company of at least $1,000,000 (a “Financing”) if it occurs in 90 days from the date hereof.  Otherwise, $300,000 (or a pro rata amount until the entire $200,000 is not invested) to be repaid in immediately available funds by December 31, 2016, and 20% per annum compounded annually on any unpaid amounts after that date.

(2) The Note will be convertible in whole or in part, at the Consortium’s option, into shares of the Company’s common stock at a price that is the lesser of (a) $0.02 per share, and (b) 70% of the five-day VWAP of the Company’s common stock on the ten Trading Days immediately preceding the execution of this Agreement (the “Exercise Price”). The Exercise Price shall have full ratchet price protection for down-rounds, i.e., be eligible for adjustment (in the downward direction only) pursuant to an anti-dilution price protection provision that provides as follows: if GTI sells any shares of its common stock (other than in an Exempt Issuance, as defined below) for a consideration per share less than the Exercise Price then in effect immediately prior to such sale, then immediately upon such sale the Exercise Price will be automatically adjusted to a price equal to the price paid per share in such sale. “Exempt Issuance” means: (1) the issuance of common stock upon the conversion of, or dividends or distributions on, any common stock equivalents outstanding as of the date hereof, provided that such common stock equivalents have not been amended since the date hereof to increase the number of underlying securities or to decrease the exercise price, exchange price or conversion price of such securities (other than automatically pursuant to their terms); (2) the issuance of shares of common stock (or common stock equivalents to employees or directors of, or consultants to, GTI upon approval by GTI’s board of directors or under a stock plan approved by GTI’s board of directors (not including the reissuance of shares repurchased by GTI from employees of GTI); (3) the issuance of securities pursuant hereto, and the issuance of any securities upon conversion or exercise of any securities issued pursuant hereto, as applicable; (4) the issuance of common stock or common stock equivalents to any existing holder of GTI’s securities as of the date hereof that do not exceed $150,000 of common stock in the aggregate, which issuances are for the purpose of obtaining benefits and/or waivers from such holder and not for financing purposes; (5) the issuance of common stock or common stock equivalents in full or partial consideration in connection with a bona fide strategic merger, acquisition, consolidation or purchase of all or substantially all of the securities or assets of a corporation or other entity, so long as such issuance is not for the primary purpose of raising capital by GTI; (6) the issuance of common stock or common stock equivalents in connection with a bona fide strategic license agreement, sponsored research agreement, collaboration agreement, development agreement, OEM agreement, marketing or distribution agreement, or other bona fide partnering arrangement, so long as such issuance is not for the primary purpose of raising capital by GTI; (7) the issuance of common stock or common stock equivalents to a bank or other financial institution pursuant to a bona fide commercial debt financing or to equipment lessor pursuant to a bona fide equipment leasing agreement; and (8) the issuance of common stock upon a stock split, stock dividend or subdivision of the common stock.

(3) For no additional consideration, the Shenghuo or Consortium (as the case may be) shall receive warrants exercisable for that number of shares of the Company’s common stock equal to 100% of the number of shares of common stock that would be issuable under (2) above, regardless of whether the Consortium exercises its option pursuant to (2) above. The exercise price per share of the warrant shall be equal to the Exercise Price (as may be adjusted as provided in (2) above). The warrants may be exercised on a cashless basis (unless the underlying shares are registered for resale by the holder), will be exercisable immediately, and will have a 5-year term.

B. If Shenghuo agrees, at its option, to fund GTI’s efforts to seek U.S. FDA approval in the amount of US$1,000,000, Shenghuo will be granted warrants to purchase US$1,000,000 at the then-current market value of the Company’s common stock, with an exercise price equal to the Exercise Price (as may be adjusted), in exchange for escrowing the sum of US$1,000,000 in an escrow account with a mutually acceptable independent U.S.-based escrow agent. Funds will be released from escrow from time to time upon request of GTI to cover reasonable expenses incurred by GTI in connection with completion of a U.S. FDA submission seeking approval of LuViva in the U.S. Upon such approval, any funds remaining in the escrow account shall be returned to Shenghuo. Shenghuo shall be responsible for all costs of the escrow service.

C. Upon U.S. FDA approval of LuViva sales in the U.S., if Shenghuo has exercised its option under B. above and fully funded the escrow account referred to in 1.B. above, Shenghuo will receive a monthly fee equivalent to 2% of net sales of LuViva in the U.S., payable monthly. Such monthly fees will cease to be payable upon the payment of US$4.0 million in aggregate monthly fees.

D. Shenghuo shall be responsible for the initial drafting of any definitive agreements and other documents contemplated herein.

E. Shenghuo shall partner with Chinese and/or other entities to implement its commercialization strategy.

F. Shenghuo shall underwrite the cost of securing approval of LuViva with Chinese FDA. GTI will provide support as reasonably required by Shenghuo at no cost to GTI to insure successful completion, including technical files, bid packages and other documentation needed for regulatory submissions. Alternatively, Shenghuo can seek home country approval in one of the regulatory entities in which LuViva is already approved (e.g. Health Canada, EU) and manufacture there.

G. If Shenghuo purchases Devices or Disposables from GTI, it shall pay on terms available to other distributors of GTI.

H. Shenghuo shall arrange, at its sole cost, for a manufacturer in China to build tooling to support manufacture.  GTI will transfer the tooling design, but shall not be responsible for paying for the tooling.

I. Royalties.

(1) Shenghuo shall pay to GTI royalties of $2.00 or 20% of the distributor price, whichever is higher, per Disposable distributed within the Territories to direct accounts or sub-distributors. GTI will have the right to audit, at its sole expense, Shenghuo’s financial records on a trailing quarterly basis to verify the royalty payments. Shenghuo shall provide reasonable access, during normal business hours and at no cost to GTI, to Shenghuo’s financial records and personnel for purposes of facilitating such audits.

(2) Notwithstanding 1.I.(1), where a Disposable is provided at less than $8.00 or for free pursuant to a special promotion (such as a clinical evaluation) (a “Discounted Disposable”), the royalty payment will be reduced to the greater of $1.00 or 10% of the distributor price, whichever is higher, per Disposable distributed within the Territories; provided, however, that this reduced royalty rate will only be applicable to that number of Discounted Disposables equal to the lesser of (i) 50% of all Disposables sold by Shenghuo up to the second anniversary of Chinese FDA approval and 25% sold by Shenghuo thereafter; and (ii) 5,000 Discounted Disposables sold by Shenghuo in any given calendar year. Any Discounted Disposables sold in excess of the foregoing limits will be subject to the full royalty payment provided in 1.I.(1).

(3) The parties agree to reassess these royalty amounts at the end of the second year of commercial sales in China to determine if an adjustment to the royalty amounts, up or down, is warranted. Any adjustments to the royalty amounts must be mutually agreeable.

(4) There will be no royalties payable on the Device itself with the expectation that the Devices will be sold within the territory at cost. If the Devices are sold above cost, Shenghuo will pay to GTI a royalty of 10% of the net sales of those Devices only sold in the Territories.

(5) If Shenghuo fails to achieve manufacturing capabilities for the Devices and Disposables in accordance with ISO 13485 for medical devices by 24 months after the date hereof, then GTI may immediately terminate this Agreement and the License, as long as GTI has used its commercially reasonable efforts, subject to 1.F. above, to facilitate the Chinese FDA application process as a partner of Shenghuo and as long as GTI has not declared bankruptcy or otherwise become insolvent. Prior to the first anniversary hereof, the parties shall determine mutually agreeable minimum annual royalty payments with provision for termination of this Agreement and the License if, post-Chinese FDA approval, Shenghuo fails to make the minimum annual royalty payments for more than two consecutive years or three years in any five-year period.

J. The price payable by GTI for each Device and each packet of Disposables supplied by Shenghuo for resale by GTI outside of the Territories will be no higher than the then-current internal costs to GTI for manufacturing the Device and the then-current price paid by GTI to its current supplier of Disposables.

K. If (i) within 18 months of this License’s Effective Date, Shenghuo fails to achieve commercialization of the Device or Disposables in China (as defined below) and (ii) GTI finds an established commercial partner for commercializing LuViva in China, GTI may buy the rights to use the License back from Shenghuo for the sum of $200,000 and a 2% percent royalty on net sales of the Device and Disposables in the Territories (with a monetary cap of $1,000,000 and at such time Shenghuo will no longer have any right to use in any way the License.

Commercialization of the Device or Disposables is defined as Shenghuo achieving two or more of the following:

(1) Filing an application with Chinese FDA for approval of LuViva.

(2) Any assembly or manufacture of the Device or Disposables that begins in China or a country that serves for home country approval (e.g., Canada or EU country) for Chinese FDA.

(3) Entering into an agreement with an established commercial partner that invests at least $500,000 in Shenghuo and these funds are designated in the agreement with the partner to commercialize LuViva in China.

(4) Purchase of at least 10 Devices and associated Disposables for clinical evaluations and regulatory use in the Territories.

Notwithstanding the aforementioned, Shenghuo will maintain its existing distribution agreement until GTI also refunds Shenghuo the $50,000 fee paid by Shenghuo to GTI for distribution rights and in addition refunds Shenghuo all funds paid for the 5 Devices and associated Disposables at which time Shenghuo will return to GTI all Devices and Disposables.

L. The Rights described herein must be maintained by diligent development and commercial efforts. Shenghuo agrees to use its best efforts to maximize the royalty payments contemplated herein.

2. GTI Obligations and Rights:

A. Except as provided below, GTI will make available the manufacturing know-how of LuViva to Shenghuo on a sequential-step basis. Notwithstanding the foregoing, GTI will not make available the manufacturing know-how of two particular sub-assemblies for LuViva but instead will supply Shenghuo with the two completed sub-assemblies at fair market price (e.g. cost of parts and labor plus 40% profit), and the License will not include rights to manufacture such sub-assemblies. GTI will continue to supply the completed sub-assemblies to Shenghuo at such price for use in manufacturing LuViva. GTI will escrow the know-how with regard to the manufacture of such sub-assemblies with a mutually acceptable, independent U.S.-based third-party escrow agent and, in the event of GTI’s bankruptcy, the escrow agent will release such know-how to Shenghuo and the License will, upon such release, be expanded automatically to include such know-how. Shenghuo will be responsible for all costs of the escrow service.

B. Subject to manufacturing LuViva in accordance with ISO 13485 for medical devices, Shenghuo may manufacture LuViva in one country outside the Territories other than the U.S. (such as Canada or one of the EU countries) (such country, the “Additional Country”) where the presence of in-country manufacturing can be of meaningful benefit to securing regulatory approval or market acceptance in a country in the Territories, provided that devices manufactured by Shenghuo in the Additional Country can be distributed only in the Territories. Notwithstanding the foregoing, the License will not grant Shenghuo exclusive manufacturing rights in any country outside the Territories other than the Additional Country.

C. During the 12 months following the closing date, GTI will negotiate with Shenghuo regarding the terms of a similar license to Shenghuo of rights to the Esophageal Cancer treatment currently in development by GTI.

D. Shenghuo will be entitled to a 4% Finder's fee on any new investments by investors introduced to GTI by Shenghuo (subsequent to the $200,000 contemplated herein), provided that the finder's fee will be reduced to 2.5% for any financing for which Ladenburg Thalmann & Co acts as GTI's placement agent.

3.     Instrument warranty, repairs, complaints, adverse events are to be the joint responsibility of GTI and Shenghuo.

4. Board Representation

If the investment contemplated in Section 1B is completed, then at Shenghuo’s option, exercisable within 30 days after the Company’s 2016 annual meeting of stockholders, GTI shall promptly appoint a nominee of Shenghuo’s choosing to the GTI board and shall nominate such person for reelection at subsequent annual meetings, provided that the process is consistent with the Board’s nomination/approval process, and provided further that if Shenghuo nominates Richard Blumberg to be on the Board there is no known basis on which such nomination can be rejected.

5. Miscellaneous

A. All notices and other communication required or permitted to be given under this Agreement will be effective upon deposit in the mail, postage prepaid and addressed to the parties at their respective addresses set forth below unless by such notice a different person or address shall have been designated.

If to GTI:	Gene Cartwright, Ph.D.
CEO Guided Therapeutics, Inc.
5835 Peachtree Corners East, Suite D
Norcross, GA 30092
Phone: 770/242-8723

If to Shenghuo:	Richard Blumberg, Esq., Managing Member
MichaelAntonoplos, Managing Member
Shenghuo Medical, LLC
175 Strafford Ave., Suite One
Wayne, PA 19087
610-687-7757; 206-330-7030
610-687-7737 (facsimile)

B. The Parties to this Agreement are and shall remain independent contractors and nothing herein shall be construed to create a partnership, agency or joint venture between the parties. Each party shall be responsible for wages, hours and conditions of employment of its personnel during the term of, and under, this Agreement.

C. In the event a dispute arises out of or in connection with this Agreement, the parties will attempt to resolve the dispute through friendly consultation.  If the dispute is not resolved within a reasonable period then any or all outstanding issues may be submitted to mediation in accordance within any statutory rules of mediation.  If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of the State of Georgia.  The arbitrator’s award will be final, and judgment may be entered upon it by any Court having jurisdiction within the State of Georgia.  Each party shall choose one (1) arbitrator and the two (2) chosen arbitrators shall select a third arbitrator, who shall be the Chairman of the Arbitration Panel.  As soon as the mediation process has been unsuccessful, either party may select an arbitrator by sending the name of the arbitrator, in writing, to the other party.  The party receiving the name of the said arbitrator shall, within fifteen (15) days of receipt, select their arbitrator and shall send their selection, in writing, to the other party.  Should that party fail to select their arbitrator within fifteen (15) days of receipt of the name of the first party’s arbitrator, the initial party may seek Court appointment of the receiving party’s arbitrator and the latter shall be responsible for the initial party’s reasonable attorney’s fees and costs in connection with the Court appointment.  If the two (2) appointed arbitrators fail to select the third arbitrator within thirty (30) days from the appointment of the second arbitrator, either party, or the parties jointly, may seek Court appointment of the third arbitrator.

D. All questions concerning the validity, operation, interpretation and construction of this Agreement will be governed by and determined in accordance with the laws of the State of Georgia. Shenghou agrees to abide by all applicable laws.

E. No waiver by either party of any breach of any provision hereof shall constitute a waiver of any other breach of that provision or any other provision thereof.

F. Subject to the receipt of necessary consents disclosed to the other party, each party represents and warrants that the terms of this Agreement are not inconsistent with any other contractual or legal obligations it may have or with the policies of any institution or company with which such party is associated.

G. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

H. This Agreement may be signed by the parties in counterparts and via facsimile or electronic signatures, which signatures, taken as a whole, shall constitute an effective Agreement.

I. Shenghuo may assign its rights hereunder without the prior written consent of GTI, but if it does so the transferee shall have the same obligations as Shenghuo and must acknowledge in writing its intent to be bound by the terms of this Agreement.

J. This Agreement, sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges all prior discussions between them; and neither party shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. This Agreement may not be modified or altered except in writing by an instrument duly executed by authorized officers of both parties.

K. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any person other than the parties hereto and their successors or assigns (subject to 5.I.) any rights or remedies under, or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the 5th day of June, 2016.

GTI	Shenghuo
5835 Peachtree Corners East Suite D Norcross, Georgia 30992	175 Strafford Ave. Suite One Wayne, PA 19087

/s/ Gene Cartwright	/s/ Richard Blumberg
By: Gene Cartwright, Ph.D.	By: Richard Blumberg, Esq.
CEO	Managing Member /s/ Michael Antonoplos Michael Antonoplos, Managing Member